                                                                   EXHIBIT 10.32


                                 PROMISSORY NOTE




$3,550,605                                                 San Mateo, California
                                                                   March 5, 1999



           For value received and in consideration of the cancellation of a Secured Promissory Note dated July 23, 1997, Thomas E. Moore, ("Maker"), hereby promises to pay to the order of SciClone Pharmaceuticals, Inc., a California corporation or its successor or assignee (collectively, the "Holder") at such place as Holder may hereinafter designate, in lawful money of the United States of America, the principal amount of Three Million Five Hundred Fifty Thousand Six Hundred Five Dollars ($3,550,605) (the "Initial Balance") (or such lesser amount as determined below) together with accrued interest on or before October 1, 2001 pursuant to the payment schedule below. The principal amount of this Note shall be reduced to the amount determined as follows, if such amount is less than the Initial Balance: (i) Six Million Six Hundred Thirty-Three Thousand Three Hundred Eighty-Seven Dollars ($6,633,387) less (ii) 1,882,500 multiplied by the average of the closing prices of the Company's common stock for the five trading days up to and including September 30, 1999. This Note shall bear simple interest at a rate of seven percent (7%) per annum commencing on March 6, 1999 based on a 360 day year. All payments shall be applied first to accrued interest and thereafter to principal. If at any time, fulfillment of any provision of this Note or any other agreement between Maker and Holder results in or involves a payment or performance which would exceed the maximum legal interest rate, then, the obligation to be fulfilled shall be reduced so as to not exceed the maximum legal interest rate. Maker may prepay this Note at any time without penalty or premium.

           Payments of principal and interest will be due as follows: $20,000 on October 1, 1999, $80,000 on April 1, 2000, $320,000 on October 1, 2000,
$1,280,000 on April 1, 2001 and the balance of the principal and interest on October 1, 2001. Such payments shall be applied first to interest and then to principal. If the amount of principal is reduced below the Initial Balance, payments shall be made pursuant to the above schedule until the balance of principal and interest is paid in full. No further payment shall be required after the balance of the Note is paid in full and the final payment shall be reduced to such amount as is necessary to reduce the balance of the Note to zero.

           Maker promises to pay Holder all costs and expenses of collection of this Note including reasonable attorneys fees and costs. Maker shall also reimburse Holder for all attorneys' fees and costs reasonably incurred in the representation of Holder in any bankruptcy, insolvency, reorganization or other debtor relief proceeding of or relating to Maker. Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind are hereby waived. No single or partial exercise of, or forbearance from exercising, any power hereunder or under any guaranty pertaining to this Note shall preclude other or further exercises thereof or the exercise of any other power. This Note is binding upon Maker's successors and assigns. This Note has been executed and delivered by Maker in the State of California effective as of the date first set forth above and shall be governed by and construed in accordance with the laws of the State of California, without regard for such state's choice of law provisions.


                                       MAKER:






                                       By:  ____________________________________